Exhibit 23.5

Geneva, July 13, 2026

We, Berney Associés Audit SA consent to the inclusion in the Registration Statement on Form F-4 of WISeKey International Corp. of our merger audit report dated July 13, 2026 relating to the merger of WISeKey International Holding Ltd, Zug, Switzerland, and WISeKey International Corp., Tortola, British Virgin Islands.

We further consent to the reference to Berney Associés Audit SA in the Registration Statement and the prospectus forming a part thereof, and to the filing of this consent as an exhibit to the Registration Statement.

Berney Associés Audit SA

/s/ Maria Sournit	/s/ Gregory Grieb
Maria SOURNIT	Gregory GRIEB
Licensed Audit Expert	Licensed Audit Expert

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